Exhibit 99.1

Contacts:

Brad W. Buss

EVP Finance & Administration and CFO

(408) 943-2754

Joseph L. McCarthy

Director Corporate Communications

(408) 943-2902

FOR IMMEDIATE RELEASE

Cypress Provides Preliminary Fourth-Quarter 2012 Results

SAN JOSE, Calif., January 8, 2013 — Cypress Semiconductor Corp. (NASDAQ: CY) today provided preliminary, unaudited fourth quarter financial results.

“The anemic macro environment impacting the semiconductor industry continued in Q4, and in the last two weeks of December we saw further weakness, mainly within our distribution channels, as customers across all geographies and end markets purchased less product than previously was forecasted by our distribution partners,” said Brad Buss, Executive Vice President and Chief Financial Officer. “This resulted in a negative impact to Q4 revenue that was greater than we expected.

“All divisions will decline sequentially from Q3 and were weaker than originally expected. We have seen customer backlog stabilize over the last two weeks and we believe that Q1 will be the bottom for revenue and bookings. However, the macro environment remains very fluid with lead-times near historical lows. This continues to impact the visibility for our distribution partners and us.

Our preliminary, consolidated fourth-quarter 2012 financial results, which include Ramtron, are as follows:

•	Consolidated revenue of $177 million to $179 million.

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Non-GAAP fully diluted earnings per share of $0.03 to $0.04, which is lower than our prior forecast due to lower revenue and lower gross margins due to product mix, lower manufacturing absorption and inventory related charges.

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GAAP loss per basic share of ($0.20) to ($0.22) due to lower revenue and gross margins offset by lower than previously expected stock- based-compensation charges and one-time charges as expected related to the Ramtron acquisition.

“It is important to note that we are early in our financial close process and as a result, the GAAP figure provided above is unaudited, and estimated based on the information available to us today and subject to change as a result of the ongoing purchase accounting adjustments related to our Ramtron acquisition.

“We continue to remain optimistic about our competitive positioning, our design-win penetration and our new product offerings,” Buss concluded. “We expect that as macro demand improves, and we continue to proactively manage our cost structure, we will be in a position to increase the financial leverage in our operating model.”

No conference call will be held in conjunction with this financial update. Additional information will be provided when the Company reports its fourth quarter 2012 results on January 24, 2013 at 8:30 a.m. Pacific Daylight Time. All interested parties are requested to contact 408-943-2113 no later than Monday, January 21 to reserve a position for the quarterly conference call. The event will be broadcast over the Internet and can be accessed through Cypress’s website at www.cypress.com/investors. The archived presentation will be available for two weeks immediately following the event. Full text of the press release and supplemental financial information will be made available on First Call and the Cypress website on the morning of the conference call.

About Cypress

Cypress delivers high-performance, mixed-signal, programmable solutions that provide customers with rapid time-to-market and exceptional system value. Cypress offerings include the flagship PSoC® 1, PSoC 3, and PSoC 5 programmable system-on-chip families and derivatives, CapSense® touch sensing and TrueTouch® solutions for touchscreens. Cypress is the world leader in USB controllers, including the high-

performance West Bridge® solution that enhances connectivity and performance in multimedia handsets, PCs, and tablets. Cypress is also the world leader in SRAM memories. Cypress serves numerous markets including consumer, mobile handsets, computation, data communications, automotive, industrial, and military. Cypress trades on the NASDAQ Global Select Market under the ticker symbol CY. Visit Cypress online at www.cypress.com.

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Safe Harbor

Statements made in this release that are not historical in nature and that refer to Cypress plans and expectations for the future, including but not limited to the Company’s future financial performance and results of operations, future consumer demand, design-win penetration, cost-management strategies, competitive position and product offerings, set forth above are forward-looking statements made pursuant to the Private Securities Litigation Reform Act of 1995. Our actual results may differ materially due a variety of factors, including but not limited to the risks identified in this press release as well as in our filings with the Securities and Exchange Commission. All forward-looking statements included in this release are based upon information available to Cypress as of the date of this release, which may change, and we assume no obligation to update any such forward-looking statement. We use words such as “anticipates,” “believes,” “expects,” “future,” “look forward,” “planning,” “intends” and similar expressions to identify such forward-looking statements.

Cypress’s preliminary results announced in this press release are based on preliminary information about the fourth quarter of fiscal 2012 and are subject to revision. Although the quarter is now completed, Cypress is still in the early stages of its standard financial reporting closing procedures. Accordingly, as Cypress completes its normal quarter-end closing and review processes, actual results could differ materially from these preliminary estimates. Factors that could cause Cypress’s actual results to differ materially from those contained in such forward-looking statements include: inaccurate data or assumptions; unforeseen expenses; changes in estimates or judgments related to accruals or other income statement or balance sheet items; bad debts or other contingencies; and facts or circumstances affecting the application of Cypress’s critical accounting policies, including revenue recognition.